Exhibit 99.1

ACM Research Announces Plans to Acquire Land Rights
for R&D and Production Center in Shanghai’s Lingang Region

FREMONT, California, December 2, 2019 (GlobeNewswire) – ACM Research, Inc. (“ACM”) (NASDAQ:ACMR), a provider of single-wafer wet cleaning equipment used by manufacturers of advanced semiconductors, today announced that its operating subsidiary ACM Research (Shanghai), Inc. (“ACM Shanghai”) has entered into an agreement with the Shanghai Lingang Industry Zone Economic Development Co., Ltd. and the Administrative Committee of China (Shanghai) Pilot Free Trade Zone Lingang Special Area, to initiate a bidding process to acquire land rights in the Shanghai, Lingang region.  If the process is completed successfully, ACM Shanghai would construct a new R&D center and production facility on the land, located approximately 30 miles from ACM Shanghai’s headquarters in Zhangjiang.

ACM’s President and Chief Executive Officer Dr. David Wang commented, “We are moving forward with plans to expand our long-term production capacity, as we continue our mission to become a major supplier of capital equipment to the global semiconductor industry.  The Lingang project would reflect a continuing commitment to the fast-growing China market, support growth of our operations in Korea, the United States and Taiwan, and further scale production for our SAPS, TEBO, Tahoe, ECP and future products.”

Dr. Wang continued, “We believe that building and owning, rather than leasing our R&D and production facilities. could ultimately reduce our facility costs by 75%, and provide us with stability to make long-term R&D and manufacturing investments to support the world-class operations demanded by our growing customer base.”

ACM Shanghai aims to complete a definitive agreement for the project by the first half of 2020, subject to a formal bidding process. The preliminary agreement contemplates that if ACM Shanghai successfully completes the process, it will purchase rights to use the land for 50 years, begin construction of a new R&D center and factory in the second half of 2020, and start initial production in late 2022.

Forward-Looking Statements

Information presented in this press release with respect to ACM’s proposal for ACM Shanghai to acquire rights to land in Lingang and to construct facilities on that land constitutes forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ACM Shanghai may be unable to negotiate and finalize the proposed acquisition and construction on terms acceptable to, and on the schedule contemplated by, ACM Shanghai as the result of a number of risks and uncertainties, including unanticipated delays in the bidding and negotiation process. ACM expressly disclaims any obligation to update forward-looking statements after the date of this press release.

About ACM Research, Inc.

ACM develops, manufactures and sells single-wafer wet cleaning equipment, which semiconductor manufacturers can use in numerous manufacturing steps to remove particles, contaminants and other random defects, and thereby improve product yield, in fabricating advanced integrated circuits.

© ACM Research, Inc. The ACM logo, SAPS, and TEBO are trademarks of ACM Research, Inc. For convenience, these trademarks appear in this press release without ™ symbols, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to the trademarks.

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Ralph Fong
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In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
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